                                                                    Exhibit 23.1

              Consent of Independent Certified Public Accountants

General Partner
Essex Portfolio, L.P.:

We consent to incorporation by reference in the registration statement (No. 333-44467) on Form S-3 of Essex Portfolio, L.P. of our report dated January 30, 1999, relating to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' capital and cash flows of Essex Portfolio, L.P. and subsidiaries for each of the years in the three-year period ended December 31, 1998. and the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Essex Portfolio, L.P.

KPMG LLP

San Francisco, California
March 31, 1999